QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.5

FORM OF LETTER TO CLIENTS

TEAMSTAFF, INC.

Up to            Shares of Common Stock
Issuable upon the Exercise of Non-transferrable Subscription Rights at $            per Share;

                    , 2012

To Our Clients:

        Teamstaff, Inc. (the "Company") has distributed, at no charge, to its shareholders of record at 5:00 p.m., Eastern time, on                    , 2012 (the "Record Date")a non-transferable rights ("Rights") to purchase shares of its common stock in a Rights offering by the company (the "Rights Offering"). The Rights Offering is described in the enclosed prospectus dated                    , 2012 ("Prospectus").

        In the Rights Offering, the Company is offering up to            shares of common stock, as described in the Prospectus, at a price of $            per share. For each       shares of common stock beneficially owned by you as of the Record Date, you now beneficially own 1 Right. Each Right entitles you to purchase      share of common stock under what is referred to as your "Basic Subscription Right." Please note that fractional Rights have been rounded up to the nearest whole number of Rights. In addition, if you exercise your Basic Subscription Right in full, you will be eligible, under what is referred to as your "Over-Subscription Privilege", to purchase any whole shares of common stock that are not purchased by other Rights holders under their Basic Subscription Rights. Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. The Rights are not transferable and may not be sold.

        The Rights Offering will expire at 5:00 p.m., Eastern time, on            , 2012. Your right to purchase common stock in the Rights Offering will expire if not exercised by such time. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

        THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND TRANSFERS OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request your instructions as to whether you wish to elect to subscribe for any shares of the Company's common stock to which you are entitled pursuant to the terms of the Rights Offering. However, we urge you to read the Prospectus carefully before instructing us to exercise your Rights.

        If you wish to have us, on your behalf, exercise the Rights for any shares of the Company's common stock to which you are entitled please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering. Please contact us for our deadline with respect to your submission of the Beneficial Ownership Election Form. Once you have exercised the Basic Subscription Right or the Over-Subscription Privilege, such exercise may not be revoked.

        Please contact the subscription agent with any questions or requests for assistance concerning the Rights Offering. You may also contact us directly.

        Please contact Continental Stock Transfer & Trust Company, who is the subscription agent for assistance concerning either the Rights Offering.

        You may also contact us directly.

                      Very truly yours,

QuickLinks

  Exhibit 99.5
FORM OF LETTER TO CLIENTS
TEAMSTAFF, INC.